Exhibit 99.1

COO David Brierwood to Retire From MSCI

NEW YORK--(BUSINESS WIRE)--December 18, 2013--MSCI Inc. (NYSE: MSCI), a leading provider of investment decision support tools worldwide, announced today that its Chief Operating Officer, David Brierwood, will retire from MSCI in February 2014.

“We thank David for his valuable service to MSCI. When he joined the company as Chief Operating Officer in 2006, MSCI was a part of Morgan Stanley with a run rate of $300 million. His leadership helped us to become a standalone public company with a run rate of more than $1 billion. Among his many accomplishments, he helped to deepen MSCI’s global footprint and played a key role in the acquisitions and subsequent integrations of RiskMetrics in 2010 and IPD in 2012,” said Henry Fernandez, Chairman and CEO. “We wish him all the best as he enters this new phase of his life.”

Mr. Brierwood informed the company of his decision to retire at the end of last week and has agreed to stay on through February 14, 2014 to aid with the transition of his responsibilities.

About MSCI

MSCI Inc. is a leading provider of investment decision support tools to investors globally, including asset managers, banks, hedge funds and pension funds. MSCI products and services include indices, portfolio risk and performance analytics, and governance tools.

The company’s flagship product offerings are: the MSCI indices with approximately USD 7.5 trillion estimated to be benchmarked to them on a worldwide basis1; Barra multi-asset class factor models, portfolio risk and performance analytics; RiskMetrics multi-asset class market and credit risk analytics; IPD real estate information, indices and analytics; MSCI ESG (environmental, social and governance) Research screening, analysis and ratings; ISS corporate governance research, data and outsourced proxy voting and reporting services; and FEA valuation models and risk management software for the energy and commodities markets. MSCI is headquartered in New York, with research and commercial offices around the world. MSCI#IR

1As of March 31, 2013, as reported on July 31, 2013 by eVestment, Lipper and Bloomberg

For further information on MSCI, please visit our web site at www.msci.com

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements.

Any forward-looking statement in this release reflects MSCI’s current views with respect to future events and is subject to risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

CONTACT:
MSCI Inc.:
MSCI, New York
W. Edings Thibault, + 1-212-804-5273
or
Media Enquiries:
MSCI, New York
Kristin Meza, + 1.212.804.5330
or
MSCI, London
Jo Morgan, + 44.20.7618.2224
or
MHP Communications, London
Sally Todd | Christian Pickel, + 44.20.3128.8515